Exhibit 2.3
AGREEMENT AND PLAN OF MERGER

by and among

UWM HOLDINGS CORPORATION,

UWM ACQUISITIONS 1, LLC

and

TWO HARBORS INVESTMENT CORP.

Dated as of December 17, 2025

TABLE OF CONTENTS
Page
1.1    Certain Definitions    2
ARTICLE II
THE MERGER
2.1    The Merger    16
2.2    Closing    16
2.3    Effect of the Merger    16
2.4    Organizational Documents    16
2.5    Officers of the Surviving Company    17
2.6    Tax Consequences    17
2.7    Directors of Parent    17
ARTICLE III
EFFECT OF THE MERGER ON THE EQUITY OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1    Effect of the Merger on Equity    17
3.2    Treatment of Company Equity Awards.    19
3.3    Payment for Securities; Exchange    20
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1    Organization, Standing and Power    25
4.2    Capital Structure    25
4.3    Authority; No Violations; Approvals    26
4.4    Consents    28
4.5    SEC Documents; Financial Statements; Internal Controls and Procedures.    28
4.6    Absence of Certain Changes or Events    30
4.7    No Undisclosed Material Liabilities    30
4.8    Information Supplied    30
4.9    Compliance with Applicable Law    31
4.10    Compensation; Benefits    32
4.11    Labor Matters    33
4.12    Taxes    33
4.13    Litigation    35
4.14    Intellectual Property    36
4.15    Real Property    37
4.16    Material Contracts    37
4.17    Mortgage Business    39
4.18    Insurance    42
4.19    Opinion of Financial Advisor    42
4.20    Brokers    42
4.21    State Takeover Statute    42
    i

4.22    Investment Company Act    42
4.23    Related Party Transactions    43
4.24    No Additional Representations    43
ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
5.1    Organization, Standing and Power    44
5.2    Capital Structure    44
5.3    Authority; No Violations; Approvals    46
5.4    Consents    47
5.5    SEC Documents    47
5.6    Absence of Certain Changes or Events    49
5.7    No Undisclosed Material Liabilities    49
5.8    Information Supplied    49
5.9    Compliance with Applicable Law; Parent Permits.    50
5.10    Compensation; Benefits    50
5.11    Labor Matters    51
5.12    Taxes    51
5.13    Litigation    53
5.14    Intellectual Property    53
5.15    Real Property    55
5.16    Material Contracts    55
5.17    Insurance    56
5.18    Brokers    56
5.19    State Takeover Statute    56
5.20    Investment Company Act    57
5.21    Ownership of Company Capital Stock    57
5.22    Business Conduct    57
5.23    Related Party Transactions    57
5.24    Parent Status    57
5.25    No Additional Representations    57
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1    Conduct of Company Business Pending the Merger    58
6.2    Conduct of Parent Business Pending the Merger    62
6.3    No Solicitation by the Company    65
6.4    Preparation of Proxy Statement and Registration Statement    68
6.5    Stockholders Meeting    70
6.6    Access to Information    71
6.7    Reasonable Best Efforts    72
6.8    Employee Matters    75
6.9    Indemnification; Directors’ and Officers’ Insurance    77
6.10    Agreement to Defend; Stockholder Litigation    79

6.11    Public Announcements    79
6.12    Control of Business    79
6.13    Transfer Taxes    80
6.14    Notification    80
6.15    Section 16 Matters    80
6.16    Listing Application    80
6.17    Tax Matters    80
6.18    Takeover Laws    81
6.19    Delisting    81
6.20    Obligations of Merger Sub    81
6.21    Convertible Notes and Senior Notes Outstanding.    81
6.22    Financing Activities    82
ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Consummate the Merger    82
7.2    Additional Conditions to Obligations of Parent and Merger Sub    83
7.3    Additional Conditions to Obligations of the Company    84
7.4    Frustration of Closing Conditions    85
ARTICLE VIII
TERMINATION
8.1    Termination    85
8.2    Notice of Termination; Effect of Termination    87
8.3    Termination Fee.    87
ARTICLE IX
GENERAL PROVISIONS
9.1    Schedule Definitions    88
9.2    Survival    88
9.3    Notices    89
9.4    Rules of Construction    90
9.5    Counterparts    92
9.6    Entire Agreement; Third Party Beneficiaries    92
9.7    Governing Law; Venue; Waiver of Jury Trial    92
9.8    No Remedy in Certain Circumstances    94
9.9    Assignment    94
9.10    Affiliate Liability    94
9.11    Remedies; Specific Performance    94
9.12    Severability    95
9.13    Amendment    95
9.14    Extension; Waiver    95

Annexes

Annex A-1    Certificate of Merger
Annex A-2    Articles of Merger
Annex B    Limited Liability Company Agreement of the Surviving Company

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2025, (this “Agreement”), by and among UWM Holdings Corporation, a Delaware corporation (“Parent”), UWM Acquisitions 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Two Harbors Investment Corp., a Maryland corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein as a “party” and, collectively, the “parties.”
WHEREAS, the Company is a corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code (“REIT”) for U.S. federal income tax purposes;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and declared that this Agreement and the transactions, including the merger of the Company with and into Merger Sub (the “Merger”), contemplated hereby (collectively, the “Transactions”), are advisable, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement, (iii) directed that approval of the Merger and the other Transactions contemplated by this Agreement be submitted for consideration by the holders of Company Common Stock (the “Company Stockholders”) at the Company Stockholders Meeting (as defined herein) and (iv) resolved to recommend that the Company Stockholders approve the Merger and the other Transactions contemplated by this Agreement (such recommendation made in clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, upon issuance pursuant to this Agreement (collectively, the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the Transactions, including the Merger and the Parent Stock Issuance;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has approved and adopted this Agreement and the Merger and the other Transactions contemplated by this Agreement, and has taken all actions required for due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also to prescribe various terms of and conditions to the Merger and the Parent Stock Issuance.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
Article I
CERTAIN DEFINITIONS
1.1Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions and other provisions limiting the disclosure and use of non-public information that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms and except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements); provided that such confidentiality agreement need not include any “standstill” provision or similar terms.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Articles of Merger” has the meaning set forth in Section 2.2(b).
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Bonus Amounts” has the meaning set forth in Section 6.8(f).
“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).
“Business Day” means a day other than a day on which banks in the State of New York, the State of Michigan, or the State of Maryland are authorized or obligated by Law to be closed.
“Business Permits” means the Company Permits set forth on Schedule 1.1(a) of the Company Disclosure Letter that require either (i) prior approval of a Governmental Entity or (ii) the submission of a new application that must be approved by a Governmental Entity, in each case prior to the Closing.

“Cancelled Shares” has the meaning set forth in Section 3.1(b)(v).
“Cap Amount” has the meaning set forth in Section 6.9(d).
“Capitalization Date” has the meaning set forth in Section 4.2(a).
“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Certificates” has the meaning set forth in Section 3.3(b)(i).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986.
“Common Merger Consideration” has the meaning set forth in Section 3.1(b)(i).
“Company” has the meaning set forth in the Preamble.
“Company Affiliate” has the meaning set forth in Section 9.10.
“Company ATM Program” means the Company’s at-the-market equity offering program pursuant to the Equity Distribution Agreement, dated September 19, 2025, between the Company and BTIG, LLC, as amended and restated by the Equity Distribution Agreement, dated September 19, 2025, between the Company and Citizens JMP Securities, LLC.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated September 21, 2020, as may be amended, modified, restated or supplemented after the date hereof in compliance with this Agreement.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Change of Recommendation” has the meaning set forth in Section 6.3(b).
“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended from time to time, and Articles Supplementary thereto, in each case in effect as of the date hereof, as may be amended, modified, restated or supplemented after the date hereof in compliance with this Agreement.
“Company Common Stock” has the meaning set forth in Section 3.1(b)(i).

“Company Competing Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or Group, directly or indirectly, of more than 25% of any class of outstanding voting or Equity Securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning more than 25% of any class of outstanding voting or Equity Securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or Group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or Group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Director Designee” has the meaning set forth in Section 2.7.
“Company Disclosure Letter” has the meaning set forth in Article IV.
“Company Dividend Reinvestment and Direct Stock Purchase Plan” means the Two Harbors Dividend Reinvestment and Direct Stock Purchase Plan.
“Company Employee” has the meaning set forth in Section 6.8(a).
“Company Employee Benefit Plans” has the meaning set forth in Section 6.8(a).
“Company Equity Awards” means the Company RSUs, Company PSUs, and Company RSAs.
“Company Equity Plan” means the Two Harbors 2021 Equity Incentive Plan, as amended or amended and restated from time to time.
“Company Governing Documents” means the Company Charter and the Company Bylaws.
“Company Leased Real Property” has the meaning set forth in Section 4.15(b).
“Company Material Adverse Effect” has the meaning set forth in Section 4.1(a).
“Company Material Contracts” has the meaning set forth in Section 4.16(a).
“Company Owned Intellectual Property” has the meaning set forth in Section 4.14(a).
“Company Permits” has the meaning set forth in Section 4.9(b).
“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Portfolio Securities” means any mortgage-backed securities (including “To Be Announced” agency mortgage-backed securities), U.S. Treasuries or other assets or securities permitted under the Company’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk.
“Company Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company PSU” has the meaning set forth in Section 3.2(b).
“Company Related Party Agreement” has the meaning set forth in Section 4.23.
“Company RSA” has the meaning set forth in Section 3.2(c).
“Company RSU” has the meaning set forth in Section 3.2(a).
“Company SEC Documents” has the meaning set forth in Section 4.5(a).
“Company Series A Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Series B Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Series C Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Stockholder Approval” means the affirmative vote of the holders of the outstanding shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Company Stockholders Meeting on the Merger, in accordance with the MGCL and the Company Governing Documents.
“Company Stockholders” has the meaning set forth in the Recitals.
“Company Stockholders Meeting” has the meaning set forth in Section 4.4(a)(i).
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account the factors that the Company Board consider pertinent (including legal, financial, regulatory and other aspects of such proposal, including whether the transactions contemplated by such proposal are reasonably capable of being consummated) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions (including taking into account any revisions to the terms and conditions of this Agreement offered in writing by Parent pursuant to Section 6.3(d)(iii) in response to such Company Competing Proposal).
“Company Termination Fee” means a cash amount equal to $25,400,000.00.

“Competition/Foreign Investment Law” means (a) the HSR Act, (b) any federal, state or foreign antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization, restraint of trade or lessening or distortion of competition through merger or acquisition, or (c) any Laws with respect to foreign investment.
“Confidentiality Agreement” has the meaning set forth in Section 6.6(b).
“Consent” means any approval, consent, ratification, clearance, permission, waiver or authorization.
“Contract” means any written or oral contract, agreement, commitment, note, bond, debenture, mortgage, indenture, deed of trust, license, lease or other legally binding instrument, understanding or obligation.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Convertible Notes” means the Company’s 6.25% Convertible Senior Notes due 2026 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” means the Indenture, dated as of January 19, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee, as supplemented by the Second Supplemental Indenture, dated as of February 1, 2021, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee.
“D&O Insurance” has the meaning set forth in Section 6.9(d).
“Delaware Secretary” has the meaning set forth in Section 2.2(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” has the meaning set forth in Section 2.1.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), stock option, restricted equity, stock purchase, stock compensation, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, medical, dental, vision, accident, disability, life or other welfare benefit and any other employee benefit plan, agreement, or arrangement, for any present or former director, employee or contractor of the Person; provided, however, that in no event will “Employee Benefit Plan” include any “multiemployer plan” as defined in Section

3(37) of ERISA or Section 414(f) of the Code or any arrangement maintained by a Governmental Entity to which the Person is required to contribute under applicable Law.
“Employment Laws” means Laws respecting employment and employment practices including applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including employment eligibility verification and employment of non-citizen workers), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, workers’ compensation, leaves of absence and unemployment insurance (in each case of the foregoing, as it relates to employment practices).
“End Date” has the meaning set forth in Section 8.1(b)(ii).
“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).
“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b), in each case, from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 3.3(a).
“Exchange Fund” has the meaning set forth in Section 3.3(a).
“Exchange Ratio” has the meaning set forth in Section 3.1(b)(i).
“GAAP” has the meaning set forth in Section 4.5(b).
“Governmental Entity” means any court, governmental, regulatory (including self-regulatory organization or stock exchange) or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, directive, ruling, settlement, determination, decision, verdict or award, whether civil, criminal or administrative (in each case, whether temporary, preliminary or permanent), in each case, entered, issued, made or rendered by or with any Governmental Entity.
“Group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Liabilities” has the meaning set forth in Section 6.9(a).
“Indemnified Persons” has the meaning set forth in Section 6.9(a).
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all U.S. and foreign: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, reissues, substitutions and extensions thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights and all copyright registrations and applications; (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; and (e) all ownership rights in Software.
“Intervening Event” means any fact, circumstance, occurrence, state of fact, effect, change, event or development that (a) was not actually known or reasonably foreseeable by the Company Board or the magnitude or material consequences of which (based on the facts actually known to the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement and (b) does not relate to or arise from (i) the receipt, existence or terms of any Company Competing Proposal, (ii) any actions contemplated by, and in accordance with, Section 6.7, including any consequences thereof, (iii) any change in the market price or trading volume of Company securities, or (iv) any failure, in and of itself, by the Company to meet, or the exceeding by the Company of, internal or published estimates or forecasts of revenues, earnings or other financial metrics; provided that, with respect to the foregoing clauses (iii) and (iv), the underlying cause of such change, failure or exceedance may otherwise constitute or be taken into account in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clauses (i) or (ii) of this definition. For the avoidance of doubt, an Intervening Event shall not include any fact, circumstance, occurrence, state of fact, effect, change, event or development relating to the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the pendency of the consummation of the Transactions contemplated hereby.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means, for any Person, the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of such Person and its Subsidiaries that are owned or leased by such

Person and its Subsidiaries and used by them in connection with the operation of their businesses.
“Knowledge” means the actual knowledge of (a) in the case of the Company, the individuals listed in Schedule 1.1(b) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(a) of the Parent Disclosure Letter, in each case, after due inquiry.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Maryland Courts” has the meaning set forth in Section 9.7(b).
“Maryland Department” has the meaning set forth in Section 2.2(b).
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, for the purposes of the foregoing, no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (c) conditions (or changes in such conditions) in any industry or industries in which the Company operates (including changes in general market prices and regulatory changes affecting the industry); (d) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism, acts of God, epidemic, pandemic, disease outbreak or other outbreak of illness or public health event (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics, disease outbreaks or other outbreaks or public health events); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (f) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (g) the announcement of this Agreement or the pendency or consummation of the Transactions contemplated hereby, including the identity of the other party or its Affiliates; (h) any actions taken or failure to take action, in each case, which the other party, as applicable, has requested; (i) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (j) the failure to take any action prohibited by this Agreement; (k) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”); or (l) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person, but in any event, only in their capacity as a current or former stockholder of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided, further, that any Effect directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f), to the extent such Effect has had or would reasonably be expected to have a disproportionately adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business, shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
“Material Company Insurance Policies” has the meaning set forth in Section 4.18.
“Material Parent Insurance Policies” has the meaning set forth in Section 5.17.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Common Merger Consideration and the Preferred Merger Consideration.
“Merger Sub” has the meaning set forth in the Preamble.
“MGCL” has the meaning set forth in Section 2.1.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“Notice” has the meaning set forth in Section 6.3(d)(iii).
“Notice Period” has the meaning set forth in Section 6.3(d)(iii).
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software, including any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an “Open Source License” by the Open Source Initiative, and any similar license or distribution model.
“Organizational Documents” means: (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.
“Parent Class A Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class B Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class C Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class D Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Common Stock” means, collectively, the Parent Class A Common Stock, the Parent Class B Common Stock, the Parent Class C Common Stock and the Parent Class D Common Stock.

“Parent Disclosure Letter” has the meaning set forth in Article V.
“Parent Economic Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Equity Awards” means stock-based compensation awards issued or granted under the Parent Equity Plan, including stock options, restricted stock, restricted stock units and stock appreciation rights of Parent.
“Parent Equity Plan” has the meaning set forth in Section 5.2(a).
“Parent Holdings” means UWM Holdings LLC, a Delaware limited liability company.
“Parent Leased Real Property” has the meaning set forth in Section 5.15.
“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.
“Parent Material Contracts” has the meaning set forth in Section 5.16(a).
“Parent Non-Economic Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Owned Intellectual Property” has the meaning set forth in Section 5.14(a).
“Parent Paired Interests” means each Class B Common Unit in Parent Holdings and each share of Parent Class D Common Stock.
“Parent Permits” has the meaning set forth in Section 5.9(b).
“Parent Plans” has the meaning set forth in Section 5.10(a).
“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001 per share, including the Parent Series A Preferred Stock, the Parent Series B Preferred Stock and the Parent Series C Preferred Stock to be issued in connection with the Merger.
“Parent SEC Documents” has the meaning set forth in Section 5.5(a).
“Parent Series A Preferred Stock” means Parent’s 8.125% Series A Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series A Preferred Stock Certificate of Designations.
“Parent Series A Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series A Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Series B Preferred Stock” means Parent’s 7.625% Series B Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series B Preferred Stock Certificate of Designations.
“Parent Series B Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series B Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Series C Preferred Stock” means Parent’s 7.25% Series C Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series C Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series C Preferred Stock Certificate of Designations.
“Parent Series C Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series C Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Stock Issuance” has the meaning set forth in the Recitals.
“Parent Warrants” has the meaning set forth in Section 5.2(a).
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permit” means any franchise, grant, authorization, charter, license, permit, easement, variance, exception, consent, certificate, approval or order of any Governmental Entity.
“Permitted Liens” means any Liens: (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) relating to any indebtedness incurred in the ordinary course of business consistent with past practice; (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (d) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property; (e) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements; or (f) which is imposed on the underlying fee interest in real property subject to a lease by the applicable Person.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, Group (including a “person” as defined in Section 13(d)(3) of the Exchange

Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Preferred Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series A Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series B Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series C Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Proceeding” means any claim, complaint, charge, demand, assessment, litigation, suit, action, arbitration, mediation, audit, hearing, inquiry, dispute, investigation or subpoena, civil investigative demand or other request for information, or other proceeding (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Proposed Changed Terms” has the meaning set forth in Section 6.3(d)(iii).
“Proxy Statement” has the meaning set forth in Section 4.4(a)(i).
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“Registration Statement” has the meaning set forth in Section 4.8(a).
“REIT” has the meaning set forth in the Recitals.
“Representatives” means, with respect to any Person, the officers, directors, members, managers, general and limited partners, employees, advisors (including accountants, consultants, legal counsel, financial advisors, investment bankers, and other professional advisors), agents and other representatives of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Senior Notes” means the Company’s 9.375% Senior Notes due 2030 issued pursuant to the Senior Notes Indenture.
“Senior Notes Indenture” means the Indenture, dated as of January 19, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee, as supplemented by the Third Supplemental Indenture, dated as of May 5, 2025, among the Company, The Bank of New York Mellon Trust Company, N.A., as original trustee, and U.S. Bank Trust Company, National Association, as series trustee, and as further supplemented by the Fourth Supplemental Indenture, dated as of May 13, 2025, between the Company and U.S. Bank Trust Company, National Association, as series trustee.
“Severance Plan” means the Two Harbors Investment Corp. Severance Benefits Plan, as amended or amended and restated from time to time.
“SFS” means SFS Holding Corp., a Michigan corporation.
“Software” means all: (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, Parent Holdings and any Subsidiaries of Parent Holdings are each Subsidiaries of Parent.
“Surviving Company” has the meaning set forth in Section 2.1.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law applicable to this Agreement, the Merger or the other Transactions.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Terminable Breach” has the meaning set forth in Section 8.1(b)(iii).
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transaction Litigation” has the meaning set forth in Section 6.10.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” means any (direct or indirect) transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.
“Voting Debt” of a Person means bonds, debentures, notes or other indebtedness for borrowed money having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Person may vote.
Article II
THE MERGER
2.1The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Maryland General Corporation Law (the “MGCL”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving company (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). From and after the Merger, the Surviving Company shall be a wholly owned Subsidiary of Parent.
2.2Closing.
(a)The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), by the electronic exchange of documents and executed signature pages. For purposes of this Agreement, the “Closing Date” shall mean the date on which the Closing occurs.
(b)As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing (i) a certificate of merger in the form attached hereto as Annex A-1 (the “Certificate of Merger”), executed in accordance with the DLLCA, with the Secretary of State of the State of Delaware (the “Delaware Secretary”), (ii) articles of merger in the form attached hereto as Annex A-2 (the “Articles of Merger”), executed in accordance with the MGCL, with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”), and (iii) all other filings or recordings required under the DLLCA and the MGCL to consummate the Merger. The Merger shall become effective at the later of the time of filing of the Certificate of Merger with the Delaware Secretary or the time that the Articles of Merger are accepted for record by the Maryland Department, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Certificate of Merger and the Articles of Merger (such date and time the Merger becomes effective, the “Effective Time”).
2.3Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in, and devolve on, the Surviving Company, and all debts, liabilities, obligations, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
2.4Organizational Documents. At the Effective Time, (a) the certificate of formation of Merger Sub shall, subject to Section 6.9(b), be amended and restated as of the Effective Time to read in the form attached to the Certificate of Merger and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, shall be amended and restated from and after the Effective Time in the form attached hereto as Annex B and shall be the limited liability company agreement of the Surviving Company until thereafter amended or terminated as provided by Law or the terms of this Agreement, including Section 6.9(b); provided that the indemnity and exculpation provisions in such Organizational Documents shall be substantially similar, in all material respects, as those under the Company Governing Documents, in each case as in effect immediately prior to the Effective Time. The name of the Surviving Company shall be “UWM Acquisitions 1, LLC”.
2.5Officers of the Surviving Company. From and after the Effective Time, each officer of Merger Sub immediately prior to the Effective Time shall continue to serve in his or her respective office as an officer of the Surviving Company, and each such officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
2.7Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time, the size of the Parent Board is increased by one member, and one person designated by the Company (the “Company Director Designee”) prior to the Closing is appointed to the Parent Board to fill the vacancy on the Parent Board created by such increase. Parent, through the Parent Board, shall take all necessary action to nominate the Company Director Designee for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.

Article III
EFFECT OF THE MERGER ON THE EQUITY OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1Effect of the Merger on Equity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company, the following shall occur:
(a)Limited Liability Company Interests of Merger Sub; Membership. All of the limited liability company interests in Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain unchanged and outstanding and continue to represent in the aggregate all (100%) of the outstanding limited liability company interests in the Surviving Company. The sole member of Merger Sub immediately prior to the Effective Time shall continue to be the sole member of the Surviving Company from and after the Effective Time.
(b)Capital Stock of the Company.
(i)Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive 2.3328 shares (the “Exchange Ratio”) of validly issued, fully-paid and nonassessable shares of Parent Class A Common Stock and the cash payable in lieu of fractional shares pursuant to Section 3.3(h) (collectively, the “Common Merger Consideration”).
(ii)All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)Subject to the other provisions of this Article III, (A) each share of the Company’s 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series A Preferred Stock (the “Preferred Series A Merger Consideration”); (B) each share of the Company’s 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series B Preferred Stock (the “Preferred Series B Merger Consideration”); and (C) each share of the Company’s 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock” and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series C Preferred Stock (the “Preferred Series C Merger Consideration” and, together with the Preferred Series A Merger Consideration and the Preferred Series B Merger Consideration, the “Preferred Merger Consideration”).

(iv)All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be cancelled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.
(v)All shares of Company Common Stock held by the Company as treasury shares (if any) or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).
(c)Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2Treatment of Company Equity Awards.
(a)Treatment of Company RSUs. At the Effective Time, each restricted stock unit in respect of shares of Company Common Stock granted by the Company with only time-based vesting requirements (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled as soon as reasonably practicable after the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.
(b)Treatment of Company PSUs. At the Effective Time, each performance share unit in respect of shares of Company Common Stock granted by the Company with any performance-based vesting requirements (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Company Common Stock subject to such Company PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance determined by the Company Board (as constituted immediately prior to the Effective Time) as if the Closing Date was the last day of the applicable performance period,

(without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time; provided, that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled as soon as reasonably practicable after the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.
(c)Treatment of Company RSAs. At the Effective Time, each share of restricted Company Common Stock granted by the Company (each, a “Company RSA”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such Company RSAs shall have the right to receive the Common Merger Consideration with respect to each share of Company Common Stock that so vests.
(d)Prior to the Effective Time, the Company Board or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required (i) to terminate the Company Equity Plan, effective as of immediately prior to, but subject to the occurrence of, the Effective Time, (ii) to effectuate the treatment of the Company Equity Awards pursuant to the terms of Section 3.2, and (iii) to take all actions reasonably required to effectuate any provision of Section 3.2. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions prior to their adoption to the extent such comments relate to the matters in this Section 3.2(d).
3.3Payment for Securities; Exchange.
(a)Exchange Agent; Exchange Fund. No later than ten days prior to the Closing Date, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock and Company Preferred Stock, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h)) and any dividends or other distributions in accordance with Section 3.3(g) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)Exchange Procedures.
(i)As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to deliver to each record holder of, as of immediately prior to the Effective Time, shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable (the “Certificates”) or shares of Company Common Stock or Company Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration at the Effective Time: (A) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities); and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration set forth in Section 3.1.
(ii)Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, required to be obtained by the Exchange Agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) and (B) a check or wire transfer in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c)Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Preferred Stock, as applicable. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to Parent, upon demand, and any former Company Stockholders who have not theretofore received the applicable Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock, as applicable, to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to Parent for payment of their claim for such amounts.
(e)No Liability. None of the Surviving Company, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration (or dividends or distributions with respect thereto) or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate representing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall instruct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any unpaid dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).

(g)Distributions with Respect to Parent Common Stock or Parent Preferred Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.
(h)No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) with respect to each share of Parent Common Stock, the volume weighted average price of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Company or the Exchange Agent believes that such deduction or withholding is required, the applicable withholding Person shall use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to withholding any amount pursuant to this Section 3.3(i) such that the Company and the holders of the Company Common Stock, Company Preferred Stock, Company RSUs and Company

PSUs shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, Parent and the Surviving Company shall, and such parties shall instruct the Exchange Agent to, cooperate in good faith with the Company and such holders as necessary to eliminate or reduce such deduction or withholding, in each case, to the extent permitted under applicable Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
4.1Organization, Standing and Power.
(a)Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”) or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(b)Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. The Company has filed with the SEC, prior to the date of this Agreement, correct and complete copies of the Company Governing Documents, as in effect as of the date hereof.

(c)Schedule 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including the jurisdiction of organization of such Subsidiary. The Company has made available to Parent correct and complete copies of the Organizational Documents of each Subsidiary of the Company that are in effect on the date hereof. The Organizational Documents of each Subsidiary of the Company are in full force and effect, and no Subsidiary of the Company is in violation, in any material respect, of any of its Organizational Documents.
4.2Capital Structure.
(a)As of the date of this Agreement, the authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock, of which 5,750,000 shares were originally classified and designated as shares of Company Series A Preferred Stock, 11,500,000 shares were originally classified and designated as shares of Company Series B Preferred Stock and 12,650,000 shares were originally classified and designated as shares of Company Series C Preferred Stock. At the close of business on December 12, 2025 (the “Capitalization Date”): (i) 104,161,990 shares of Company Common Stock were issued and outstanding; (ii) 5,050,221 shares of the Company Series A Preferred Stock were issued and outstanding; (iii) 10,159,200 shares of the Company Series B Preferred Stock were issued and outstanding; (iv) 9,661,396 shares of the Company Series C Preferred Stock were issued and outstanding; (v) 864,609 Company RSUs were outstanding and unvested; (vi) 1,092,825 Company PSUs were outstanding and unvested assuming satisfaction of any performance vesting conditions at target levels; (vii) 3,088,818 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; (viii) 763,440 shares of Company Common Stock were reserved for issuance pursuant to the Company Dividend Reinvestment and Direct Stock Purchase Plan; (ix) 15,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Company ATM Program; and (x) 28,332,922 shares of Company Common Stock were reserved for issuance in connection with the conversion of the Convertible Notes and the Company Preferred Stock. Except (1) as set forth in this Section 4.2, and (2) Company Capital Stock issued on or after the date hereof (solely to the extent permitted by Section 6.1(b)(ii)), there are no other outstanding shares of Company Capital Stock or other Equity Securities of the Company issued, reserved for issuance or outstanding.
(b)All outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Company Governing Documents. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other Equity Securities of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. All outstanding Equity Securities of the Subsidiaries of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the outstanding Equity Securities of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns any Equity Securities of any Person. Except as set forth in this Section 4.2, and the Company Governing Documents, and except for stock grants or other Company Equity Awards granted in accordance with Section 6.1(b)(ii), there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) Equity Securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or (iv) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, repurchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, repurchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt, or other voting securities or Equity Securities of the Company or any of its

Subsidiaries or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Company Governing Documents, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound governing, regulating, restricting or otherwise relating to the voting of any shares of the Company Capital Stock or other Equity Securities of the Company or any of its Subsidiaries.
4.3Authority; No Violations; Approvals
Article I.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary, and (iii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Enforceability Exceptions”). The Company Board, at a meeting duly called and held, unanimously (i) determined and declared that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of, the Company Stockholders; (ii) duly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement; (iii) directed that approval of the Merger and the other Transactions contemplated by this Agreement be submitted for consideration by the holders of Company Common Stock at the Company Stockholders Meeting; and (iv) resolved to make the Company Board Recommendation. Subject to Section 6.3, the Company Board has not rescinded, adversely modified or withdrawn such resolutions. Assuming that the terms of the Parent Preferred Stock to be issued to the holders of Company Preferred Stock are as shall be set forth in the Parent Series A Preferred Stock Certificate of Designations, the Parent Series B Preferred Stock Certificate of Designations or the Parent Series C Preferred Stock Certificate of Designations, as applicable, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock and any other Equity Securities of the Company necessary to approve the Merger and the other Transactions contemplated by this Agreement. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement that is applicable to the Merger.
(b)The execution and delivery of this Agreement does not, and the performance by the Company of its covenants hereunder and the consummation of the Transactions will not (with or without notice or lapse of time, or both): (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Company Governing Documents or Organizational Documents of any Subsidiary of the Company; (ii) breach, conflict with, result in a violation of, or default under, or acceleration of any obligation or the loss of a benefit under, result in the termination, vesting, cancellation or amendment of or a right of termination, cancellation or amendment under, constitute a change of control, require consent or approval under, or result in the creation of any

Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Material Contract or Company Permit; or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such breach, contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
4.4Consents. No Consent from, or filing with or notification to, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants hereunder or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC and, if applicable, the furnishing of (i) a proxy statement in preliminary and definitive form (the “Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions contemplated by this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b)(i) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and (ii) the filing and recordation of the Certificate of Merger with the Delaware Secretary; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) any such Consent or filing the failure to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date; (f) filings or notifications under any applicable requirements of the HSR Act and any other applicable Competition/Foreign Investment Laws; and (g) the Consents with respect to the Business Permits.
4.5SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)Since January 1, 2024, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), have been prepared from the books and records of the Company and its Subsidiaries, which have been maintained in accordance with GAAP, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations, consolidated stockholders’ equity and consolidated cash flows of the Company and its Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Except as permitted or required by GAAP and disclosed in the Company SEC Documents, since January 1, 2024, the Company has not made or adopted any material change in its accounting methods, practices or policies. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.
(c)Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)The Company is, and since January 1, 2024 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting for the Company and its consolidated Subsidiaries and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. The Company has disclosed to its outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves the Company’s management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s outside auditors, has identified, been made aware of or received any written notification of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated.
4.6Absence of Certain Changes or Events.
(a)Since January 1, 2024, through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(b)From January 1, 2024, through the date of this Agreement, except for the discussion and negotiation of, and entry into, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business consistent with past practices in all material respects.
4.7No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities reflected or reserved against on the most recent unaudited consolidated balance sheet of the Company contained in the Company SEC Documents; (b) liabilities incurred in the ordinary course of business consistent with past practices subsequent to the date of the most recent unaudited balance sheet of the Company contained in the Company SEC Documents; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as expressly permitted or required under the terms hereof, including under Section 6.1(b); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
4.8Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock and Parent Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements thereto, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement shall, at the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9Compliance with Applicable Law; Company Permits.
(a)The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with, and not in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024, none of the Company and its Subsidiaries has received any written communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries, as applicable, is not in compliance with any applicable Law, in each case, other than as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in possession of all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) all Company Permits are in full force and effect; (ii) since January 1, 2024, the Company and each of its Subsidiaries have been in compliance with the terms of all Company Permits; and (iii) there is, and since January 1, 2024 has been, no Proceeding pending or, to the Knowledge of the Company, threatened in writing asserting any violation of any Company Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any Company Permit.
4.10Compensation; Benefits.
(a)Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries (the “Company Plans”). True, correct and complete copies of each of the Company Plans have been furnished or made available to Parent or its Representatives.
(b)Each Company Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)As of the date of this Agreement, there are no actions, suits, claims or other Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits, claims or other Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)All contributions required to be made to the Company Plans pursuant to their terms have been timely made, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)None of the Company or any of its Subsidiaries contributes to or has an obligation to contribute to or could reasonably be expected to have any liability with respect to, and no Company Plan is, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iii) a “multiple employer plan” as described in Section 210 of ERISA, or (iv) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code).
(f)The execution and performance of this Agreement, either alone or in connection with any event, will not (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee or individual independent contractor of the Company or its Subsidiaries, (ii) increase the amount of compensation or benefits due to any employee or individual independent contractor of the Company or its Subsidiaries, or (iii) accelerate the time of payment or vesting or increase the amount of compensation due to any employee or individual independent contractor of the Company or its Subsidiaries.
(g)None of the Company nor its Subsidiaries are a party to any Contract or arrangement providing for payments or benefits that could subject any Person to liability for Tax under Section 4999 of the Code or could be non-deductible pursuant to Section 280G of the Code as a result of the Transactions.
4.11Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. The Company and its Subsidiaries have no duty to bargain with any labor union or labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2024, in compliance with all applicable Employment Laws.
4.12Taxes.
(a)The Company and each of its Subsidiaries has (i) duly and timely filed (or caused to have been filed) with the appropriate Taxing Authority all U.S. federal income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were correct and complete in all material respects, subject in each case to such exceptions as have not resulted in a Company Material Adverse Effect and (ii) duly and timely paid in full (or caused to have been duly and timely paid in full), or made adequate provisions for, all U.S. federal income and other material Taxes required to be paid by them.

(b)The Company: (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2009, and through and including its taxable year ended December 31, 2024, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2025, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; (iv) has not, to the Knowledge of the Company, taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT; and (v) has not received written notice of any challenge by the IRS or any other Governmental Entity regarding such Company’s qualification to be taxed as a REIT.
(c)Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d)Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has the Company or any of its Subsidiaries disposed of any such asset during its current taxable year.
(e)(i) There are no audits, examinations, investigations or other proceedings by any Taxing Authority pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed, assessed or, to the Knowledge of the Company, threatened in writing, by any Taxing Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(g)The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens for Taxes described in clause (a) of the definition of “Permitted Liens”.
(i)Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority (other than the private letter ruling, a complete copy of which has been provided to Parent) or has entered into any written agreement with a Taxing Authority with respect to any Taxes.
(j)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreements or similar arrangements, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial contracts not primarily relating to Taxes and any agreements or arrangements solely between or among the Company and any of its Subsidiaries.
(k)Except for RoundPoint Mortgage Servicing, LLC (f/k/a RoundPoint Mortgage Servicing Corporation) for tax years prior to 2018, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(l)Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits at the close of any taxable year attributable to any non-REIT year within the meaning of Section 857 of the Code.
(n)Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of the Company is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.
(p)No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q)No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax (or where no such Tax Return is filed or such Tax is not paid with respect to the operations of the Company or any of its Subsidiaries) asserting that the Company or any of its Subsidiaries is, or that the operations of the Company or any of its Subsidiaries are, or may be, subject to taxation by, or a Tax Return filing requirement in, such jurisdiction.

(r)The Company has not engaged, directly or indirectly, in any transaction that would constitute a “prohibited transaction” within the meaning of Section 857(b) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code for which related taxes have not been previously paid.
4.13Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2024, there has been, no: (a) Proceeding pending, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of the Company or any of its Subsidiaries acting in his or her capacity as such; or (b) Governmental Order outstanding or unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of the Company or any of its Subsidiaries acting in his or her capacity as such.
4.14Intellectual Property.
(a)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company is the sole and exclusive owner or is duly licensed or otherwise possesses valid rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as it is currently conducted, free and clear of any Liens, except for the Permitted Liens; (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since January 1, 2024 has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person; (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened claims in writing with respect to any of the Intellectual Property rights owned, or purported to be owned, by the Company or any Subsidiary of the Company (“Company Owned Intellectual Property”); (iv) to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property; (v) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets used in the business of each of the Company and its Subsidiaries as presently conducted; and (vi) neither the Company nor any of its Subsidiaries has received any written notice from any prior or current employee, officer, consultant or contractor of the Company or its Subsidiaries that asserts any ownership in any Company Owned Intellectual Property.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) have not distributed, licensed or otherwise used Open Source Software in a manner that: (A) requires any Software owned or purported to be owned by the Company or any of its Subsidiaries to (1) be disclosed or distributed in source code form or (2) be delivered at no charge or otherwise dedicated to the public; (B) includes granting licensees any immunities under, or the right to make derivative works or other modifications of, Company Owned Intellectual Property; or (C) prohibits or limits the receipt of consideration by the Company and its Subsidiaries in connection with the licensing, sublicensing or distribution of any such Software; and (ii) have not entered into any source code escrow agreement to escrow, and have not agreed to enter into an agreement to escrow, any such Software.
(c)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company’s IT

Assets operate and perform as required by the Company and its Subsidiaries; (ii) there have been no unremediated malfunctions or failures since January 1, 2024 with respect to the Company’s IT Assets; (iii) the Company and its Subsidiaries have in place commercially reasonable policies and procedures to protect the security and integrity of the Company’s IT Assets controlled by the Company and its Subsidiaries; (iv) with respect to any of the Company’s IT Assets controlled by a third Person, the Company and its Subsidiaries have, since January 1, 2024, required such Persons to implement and maintain commercially reasonable policies and procedures to protect the security and integrity of such IT Assets; and (v) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case substantially consistent with customary industry practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no security breach or other unauthorized access to the Company’s IT Assets controlled by the Company and its Subsidiaries or, to the Knowledge of the Company, any of the Company’s IT Assets controlled by any third Person, that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any information or data contained therein.
4.15Real Property.
(a)Neither the Company nor any Subsidiary of the Company owns any real property.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Permitted Liens.
4.16Material Contracts.
(a)Schedule 4.16 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each Contract (excluding Employee Benefit Plans) described below in this Section 4.16(a) to which the Company or any Subsidiary of the Company is a party or by which it is bound, in each case as of the date of this Agreement (such Contracts being referred to herein as the “Company Material Contracts”):
(i)other than Contracts providing for the acquisition, purchase, sale or divestiture of Company Portfolio Securities, whole loans or mortgage servicing rights entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each Contract that involves a pending merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $10,000,000;
(ii)each Contract relating to indebtedness of the Company outstanding as of the date hereof for borrowed money (or commitments or guarantees in respect thereof) or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000, other than agreements solely among the Company and its Subsidiaries;
(iii)each Contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area, excluding any Contracts entered into in the ordinary course of business that restrict the Company or any of its Subsidiaries from soliciting, marketing to, or otherwise contacting borrowers pursuant to agreements for the sale and purchase of Mortgage Loans and mortgage servicing rights and agreements to service or subservice Mortgage Loans;
(iv)each material partnership, joint venture or strategic alliance agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(v)each Contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;
(vi)each Company Servicing Agreement and each Company Subservicing Agreement with a third party customer for the servicing or subservicing of Mortgage Loans with an aggregate unpaid principal balance of $1,000,000,000 (with “customer” to be determined by aggregating all affiliated entities and all securitizations, trusts or other investment vehicles sponsored, advised or managed by such customer or its affiliates);
(vii)any Contract that grants (A) rights of first refusal, rights of first negotiation or similar rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company) with respect to any asset or property that is material to the Company or any of its Subsidiaries;
(viii)any Contract that was entered into to settle any material Proceeding and which imposes material ongoing obligations on the Company or any of its Subsidiaries after the Closing;
(ix)any confidentiality agreement or standstill agreement entered into with any third party (or any agent thereof), other than in connection with, or in contemplation of, the Transactions, containing any exclusivity or standstill provisions that are or will be binding on the Company or any of its Subsidiaries (including, after the Closing, Parent and its Subsidiaries);
(x)any Contract with the 10 largest vendors, service providers and other suppliers (including independent contractors) of the Company and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable by the Company and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2024), excluding legal, accounting and Tax service providers;
(xi)each Company Related Party Agreement; and

(xii)each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract nor, to the Knowledge of the Company, is any other party to any such Company Material Contract in breach or default thereunder; (ii) no event has occurred that (without or without notice or lapse of time, or both) would constitute a violation or breach of, or default under any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received written notice of the intention of any counterparty to a Company Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.
4.17Mortgage Business.
(a)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Entity alleging any breach of any Governmental Authorization necessary for the ownership and operation of their businesses, (ii) since January 1, 2024, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Entity regarding any actual or threatened involuntary revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iii) to the Knowledge of the Company, no event has occurred and is continuing which would be grounds for revocation, withdrawal, suspension, cancellation, or termination of any such Governmental Authorization.
(b)Other than TH MSR Holdings LLC (“TH MSR”) and RoundPoint Mortgage Servicing LLC (“RoundPoint”), no Subsidiary of the Company is required to be licensed or registered with any Governmental Entity as an originator, owner, broker or servicer of Mortgage Loans. TH MSR and RoundPoint hold all Governmental Authorizations to act as an originator, owner, broker or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted, except where the failure to have any such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(c)TH MSR and RoundPoint (i) are each approved and in good standing, to the extent applicable to their respective businesses, as an issuer of the Government National Mortgage Association, as a seller/servicer or servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and as a lender of the Federal

Housing Administration and the United States Department of Veterans Affairs, and (ii) have not received any written or, to the Knowledge of the Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, and to the Knowledge of the Company, no event has occurred and is continuing that would reasonably be expected to result in such cancellation, suspension or material limitation in connection with its activities as a mortgage loan originator.
(d)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, and (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or termination of any Company Servicing Agreement or Company Subservicing Agreement.
(e)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, and (ii) no Company Originated Mortgage Loan is subject to any defect or condition arising from a breach of Applicable Requirements that would allow an investor or Governmental Entity to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries.
(f)Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there has been no servicer default, servicer termination event, or other default or breach by the Company or any of its Subsidiaries under any Company Servicing Agreement or any Company Subservicing Agreement and (ii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by the Company or such Subsidiary under any such Company Servicing Agreement or Company Subservicing Agreement; or (B) permit termination of any such Company Servicing Agreement by a Governmental Entity or any such Company Subservicing Agreement by a third party without the consent of the Company or such Subsidiary.
(g)From January 1, 2024 until the date of this Agreement, there have not been any material findings in any exams or audits of the Company or its Subsidiaries conducted by any Governmental Entity that were not capable of being remedied or which otherwise materially and adversely impacted the operations of the business conducted by the Company and its Subsidiaries.
(h)For purposes of this Agreement:
(i)“Applicable Requirements” means, as of the time of reference, (A) all of the terms of the mortgage note, security instrument and any other material loan documents relating to each Mortgage Loan, (B) all requirements set forth in the Company Servicing Agreements, (C) any Governmental Orders applicable to any Mortgage Loan, and (D) all legal obligations to, or Contracts with, any insurer, investor or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Entity, as applicable to any

Company Originated Mortgage Loan, Company Serviced Mortgage Loan or Company Subserviced Mortgage Loan.
(ii)“Company Originated Mortgage Loan” means any Mortgage Loan originated by the Company or any of its Subsidiaries at any time since January 1, 2024.
(iii)“Company Serviced Mortgage Loan” means any Mortgage Loan serviced by the Company or any of its Subsidiaries pursuant to a Company Servicing Agreement since January 1, 2024.
(iv)“Company Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Entity to service and administer Mortgage Loans.
(v)“Company Subserviced Mortgage Loan” means any Mortgage Loan subserviced by the Company or any of its Subsidiaries pursuant to a Company Subservicing Agreement since January 1, 2024.
(vi)“Company Subservicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a third party to subservice and administer Mortgage Loans.
(vii)“Governmental Authorization” means any qualifications, permits, approvals, licenses, and registrations issued by or obtained from a Governmental Entity required for the Company or its Subsidiaries to act as an originator, owner, broker or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted.
(viii)“Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, including forward and reverse mortgage loans.
(ix)“Mortgage Servicing Rights” means (A) all rights to administer and service a Mortgage Loan, (B) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (C) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws or Contract, (D) all accounts and other rights to payment related to any of the property described in this definition, (E) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, and (F) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Company Servicing Agreement.
4.18Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.19Opinion of Financial Advisor. The Company Board has received an opinion from Houlihan Lokey Capital Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
4.20Brokers. Except for the fees and expenses payable to Houlihan Lokey Capital Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.21State Takeover Statute. The Company Board has taken all action necessary, if any, to render inapplicable to the Merger the restrictions on business combinations contained in Section 3-602 of the MGCL, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL, and to the extent applicable to the Company, any other Takeover Law.
4.22Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.
4.23Related Party Transactions. As of the date of this Agreement, other than any Employee Benefit Plan of the Company and except as set forth in the Company SEC Documents, there are no transactions or series of related transactions, Contracts, or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported (each, a “Company Related Party Agreement”).
4.24No Additional Representations.
(a)Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed with the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
5.1Organization, Standing and Power.
(a)Parent and its Subsidiaries (including Merger Sub) each is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”), or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(b)Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents, as in effect as of the date hereof.
5.2Capital Structure.
(a)As of the date of this Agreement, Parent has authorized 9,200,000,000 shares of capital stock, consisting of five classes, as follows: (i) (A) 4,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”); (B) 1,700,000,000 shares of Class B common stock, par value $0.0001 per share (the “Parent Class B Common Stock” and, together with the Parent Class A Common Stock, the “Parent Economic Common Stock”); (C) 1,700,000,000 shares of Class C common stock, par value $0.0001 per share (the “Parent Class C Common Stock”); and (D) 1,700,000,000 shares of Class D common stock, par value $0.0001 per share (the “Parent Class D Common Stock” and, together with the Parent Class C Common Stock, the “Parent Non-Economic Common Stock”); and (ii) 100,000,000 shares of Parent Preferred Stock, par value $0.0001 per share. At the close of business on the Capitalization Date: (1)(A) 268,415,480 shares of Parent Class A Common Stock were issued and outstanding; (B) no shares of Parent Class B Common Stock were issued and outstanding; (C) no shares of Parent Class C Common Stock were issued and outstanding; and (D) 1,331,482,620 shares of Parent Class D Common Stock were issued and outstanding (all of which are part of the Parent Paired Interests); and (E) no shares of Parent Preferred Stock were issued and outstanding; (2) 1,331,482,620 Parent Paired Interests were outstanding, which are convertible, on a one-for-one basis into either shares of Parent Class B Common Stock to the extent held by SFS or an Affiliate, or shares of Parent Class A Common Stock to the extent held by any other Person; (3) warrants to purchase an aggregate of 1,331,482,620 shares of Parent Class A Common Stock at an exercise price of $11.50 per share (“Parent Warrants”) were outstanding and exercisable; (4) 41,031,940 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2020 Omnibus Incentive Plan (the “Parent Equity Plan”); and (5) there were 32,394,060 shares of Parent Common Stock underlying Parent Equity Awards that were outstanding and unvested. In addition, as of the date of this Agreement, Parent has the obligation to issue up to an additional 90,761,684 Parent Paired Interests to the extent that certain price targets are met prior to December 31, 2026. Except (x) as set forth in this Section 5.2 and (y) Parent Capital Stock issued on or after the date hereof (solely to the extent permitted by Section 6.2(b)(ii)), there are no other outstanding shares of Parent Capital Stock or other Equity Securities of Parent issued, reserved for issuance or outstanding.
(b)All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized and validly issued, fully paid and non-assessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the DGCL and the Organizational Documents of Parent. Parent owns all of the Class A Common Units of Parent Holdings. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other Equity Securities of the Subsidiaries of Parent, other than Parent Holdings (the remainder of which are owned by SFS as Class B Common Units of Parent Holdings), free and clear of all Liens, other than Permitted Liens. As of the close of business on the Capitalization Date, except (x) as set forth in this Section 5.2, and (y) for changes since the Capitalization Date, resulting from the settlement, vesting or exercise of stock options or other Parent Equity Awards outstanding at such date (and the issuance of shares thereunder), or stock grants or other Parent Equity Awards granted pursuant to the Parent Equity Plan, there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) Equity Securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, other than the exchangeability of the Parent Paired Interests as set forth in the Organizational Documents of Parent and Parent Holdings, or (iv) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, repurchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, repurchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities or Equity Securities of Parent or any of its Subsidiaries or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound governing, regulating, restricting or otherwise relating to the voting of any shares of Parent Capital Stock or other Equity Securities of Parent.
(c)As of the date of this Agreement, all of the limited liability company interests of Merger Sub are directly owned by Parent.
(d)As of the date hereof, all dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any Equity Securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
5.3Authority; No Violations; Approvals.
(a)Each of Parent and Merger Sub has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate or other entity action on the part of each of Parent and Merger Sub, subject, with respect to consummation of the Merger, to (i) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary, and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions. The Parent Board, at a meeting duly called and held, unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the execution, delivery and performance hereof, and the Transactions, including the Parent Stock Issuance. Parent, in its capacity as the sole member of Merger Sub, has executed a written consent pursuant to which it has adopted and approved this Agreement and the Transactions, including the Merger. No vote of the holders of any class or series of the Parent Capital Stock or other Equity Securities of Parent or its Subsidiaries, other than Merger Sub, is necessary to adopt and approve this Agreement and the Transactions, including the Merger and the Parent Stock Issuance.
(b)The execution and delivery of this Agreement does not, and the performance by Parent of its covenants hereunder and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any obligation or the loss of a benefit under, require notice or consent under or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Material Contract or Parent Permit, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4Consents. No Consent from, or filing with or notification to, any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent of its covenants hereunder or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC and, if applicable, the furnishing of: (i) the Registration Statement, including the declaration of effectiveness of the Registration Statement, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b)(i) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and (ii) the filing and recordation of the Certificate of Merger with the Delaware Secretary; (c) filings as may be required under the rules and regulations of the

NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) any such Consent or filing the failure to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date; (f) filings or notifications under any applicable requirements of the HSR Act and any other applicable Competition/Foreign Investment Law; and (g) the Consents with respect to the Business Permits.
5.5SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)Since January 1, 2024, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), have been prepared from the books and records of Parent and its Subsidiaries, which have been maintained in accordance with GAAP, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations, consolidated stockholders’ equity and consolidated cash flows of Parent and its Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Except as permitted or required by GAAP and disclosed in the Parent SEC Documents, since January 1, 2024, Parent has not made or adopted any material change in its accounting methods, practices or policies. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.
(c)Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)Parent is, and since January 1, 2024 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting for Parent and its consolidated Subsidiaries and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and Parent Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Parent has disclosed to its outside auditors and the audit committee of Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent’s management or other employees of Parent or any of its Subsidiaries who have a significant role in Parent’s internal control over financial reporting or related to Parent or any of its Subsidiaries and its and their respective businesses. Since January 1, 2024, neither Parent nor, to the Knowledge of Parent, Parent’s outside auditors, has identified, been made aware of or received any written notification of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated.
5.6Absence of Certain Changes or Events
(a)Since January 1, 2024, through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(b)From January 1, 2024, through the date of this Agreement, except for the discussion and negotiation of, and entry into, this Agreement, Parent and each of its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practices in all material respects.
5.7No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than: (a) liabilities reflected or reserved against on the most recent unaudited consolidated balance sheet of Parent contained in the Parent SEC Documents; (b) liabilities incurred in the ordinary course of business consistent with past practices subsequent to the date of the most recent unaudited balance sheet of Parent contained in the Parent SEC Documents; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as expressly permitted or required under the terms hereof, including under Section 6.2(b); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
5.8Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Notwithstanding the foregoing, no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.
5.9Compliance with Applicable Law; Parent Permits.
(a)Parent and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with, and not in default under or in violation of, any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2024, none of Parent and its Subsidiaries has received any written communication from a Governmental Entity that alleges that Parent or any of its Subsidiaries, as applicable, is not in compliance with any applicable Law, in each case, other than as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Parent and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their respective businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, (i)

all Parent Permits are in full force and effect, (ii) since January 1, 2024, Parent and each of its Subsidiaries have been in compliance with the terms of all Parent Permits, and (iii) there is, and since January 1, 2024 has been, no Proceeding pending or, to the Knowledge of Parent, threatened in writing asserting any violation of any Parent Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any Parent Permit.
5.10Compensation; Benefits.
(a)Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a summary, as of the date hereof, of the material Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries (the “Parent Plans”). The Parent Plans have been maintained in compliance with all applicable Laws, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)As of the date of this Agreement, there are no actions, suits, claims or other Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits, claims or other Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)All contributions required to be made to the Parent Plans pursuant to their terms have been timely made, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to or could reasonably be expected to have any liability with respect to, and no Parent Plan is, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iii) a “multiple employer plan” as described in Section 210 of ERISA, or (iv) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code).
5.11Labor Matters. Neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Subsidiary of Parent is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of Parent, threatened involving employees of Parent or any Subsidiary of Parent. Parent and its Subsidiaries have no duty to bargain with any labor union or labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Subsidiary of Parent are, and have been since January 1, 2024, in compliance with all applicable Employment Laws.
5.12Taxes.
(a)Parent and each of its Subsidiaries has (i) duly and timely filed (or caused to have been filed) with the appropriate Taxing Authority all U.S. federal income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were correct and complete in all material respects, subject in each case to such exceptions as have not resulted in a Parent Material Adverse Effect, and (ii) duly and timely paid in full (or caused to have been duly and timely paid in full), or made adequate provisions for, all U.S. federal income and other material Taxes required to be paid by them.

(b)(i) There are no audits, examinations, investigations or other proceedings by any Taxing Authority pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed, assessed or, to the Knowledge of Parent, threatened in writing, by any Taxing Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(c)Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(d)There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens for Taxes described in clause (a) of the definition of “Permitted Liens.”
(e)Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority (other than a private letter ruling) or has entered into any written agreement with a Taxing Authority with respect to any Taxes.
(f)Neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreements or similar arrangements, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial contracts not primarily relating to Taxes and any agreements or arrangements solely between or among the Company and any of its Subsidiaries.
(g)Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(h)Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Parent is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j)Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.
(k)No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(l) Merger Sub has at all times been treated for U.S. federal income tax purposes as either (i) an entity disregarded as separate from Parent, or (ii) a corporation.
(m)No written claim has been made by any Taxing Authority in any jurisdiction where Parent or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax (or where no such Tax Return is filed or such Tax is not paid with respect to the operations of the Parent or any of its Subsidiaries) asserting that Parent or any of its Subsidiaries is, or that the operations of the Parent or any of its Subsidiaries are, or may be, subject to taxation by, or a Tax Return filing requirement in, such jurisdiction.
(n)Parent Holdings (i) is, and at all times since inception has been, a partnership for U.S. federal, state and local income tax purposes, (ii) has in effect a valid election under Section 754 of the Code, (iii) has never made an election pursuant to Section 1101(g) of the Bipartisan Budget Act of 2015 to cause Sections 6221-6241 of the Code (as amended by the Bipartisan Budget Act of 2015) to apply to any taxable year beginning prior to January 1, 2018 (or any comparable election for state or local Tax purposes), and (iv) has never elected to be subject at the entity level to a state or local income Tax.
(o)The Transactions will not result in a “Change of Control” within the meaning of that certain Tax Receivable Agreement, dated January 21, 2021, between SFS and Parent.
5.13Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of Parent or any of its Subsidiaries acting in his or her capacity as such, or (b) Governmental Order outstanding or unsatisfied judgment, penalty or award against Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of Parent or any of its Subsidiaries acting in his or her capacity as such.
5.14Intellectual Property.
(a)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent or the applicable Subsidiaries of Parent is the sole and exclusive owner or is duly licensed or otherwise possesses valid rights to use all Intellectual Property used in the conduct of the businesses of Parent and its Subsidiaries as they are currently conducted, free and clear of any Liens, except for the Permitted Liens; (ii) to the Knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since January 1, 2024 has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person; (iii) there are no Proceedings pending or, to the Knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned, or purported to be owned, by Parent or any Subsidiary of Parent (“Parent Owned Intellectual Property”); (iv) to the Knowledge of Parent, no Person is currently infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property; (v) Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted; and (vi) neither Parent nor any of its Subsidiaries has received any written notice from any prior or current employee, officer, consultant or contractor of Parent or its Subsidiaries that asserts any ownership in any Parent Owned Intellectual Property.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries: (i) have not distributed, licensed or otherwise used Open Source Software in a manner that: (A) requires any Software owned or purported to be owned by Parent or any of its Subsidiaries to (1) be disclosed or distributed in source code form or (2) be delivered at no charge or otherwise dedicated to the public; (B) includes granting licensees any immunities under, or the right to make derivative works or other modifications of, Parent Owned Intellectual Property; or (C) prohibits or limits the receipt of consideration by Parent and its Subsidiaries in connection with the licensing, sublicensing or distribution of any such Software; and (ii) have not entered into any source code escrow agreement to escrow, and have not agreed to enter into an agreement to escrow, any such Software.
(c)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent’s IT Assets operate and perform as required by Parent and its Subsidiaries; (ii) there have been no unremediated malfunctions or failures since January 1, 2024 with respect to Parent’s IT Assets; (iii) Parent and its Subsidiaries have in place commercially reasonable policies and procedures to protect the security and integrity of Parent’s IT Assets controlled by Parent and its Subsidiaries; (iv) with respect to any of Parent’s IT Assets controlled by a third Person, Parent and its Subsidiaries have, since January 1, 2024, required such Persons to implement and maintain commercially reasonable policies and procedures to protect the security and integrity of such IT Assets; and (v) Parent and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case substantially consistent with customary industry practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been no security breach or other unauthorized access to Parent’s IT Assets controlled by Parent and its Subsidiaries or, to the Knowledge of Parent, any of the Parent’s IT Assets controlled by any third Person, that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any information or data contained therein.
5.15Real Property. Neither Parent nor any Subsidiary of Parent owns any real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for the Permitted Liens.
5.16Material Contracts.
(a)Schedule 5.16 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each Contract (excluding Employee Benefit Plans) described below in this Section 5.16(a) to which Parent or any Subsidiary of Parent is a party or by which it is bound, in each case as of the date of this Agreement (such Contracts being referred to herein as the “Parent Material Contracts”):
(i)other than Contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities and debt securities entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each Contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $10,000,000;
(ii)each Contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)each Contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;
(iv)each material partnership, joint venture, limited liability company or strategic alliance agreement (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);
(v)any Contract that was entered into to settle any material Proceeding and which imposes material ongoing obligations on Parent or any of its Subsidiaries after the Closing;
(vi)each Contract between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand; and
(vii)each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or any Subsidiary of Parent.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Material Contract nor, to the Knowledge of Parent, is any other party to any such Parent Material Contract in breach or default thereunder; (ii) no event has occurred that (without or without notice or lapse of time, or both) would constitute a violation or breach of, or default under any Parent Material Contract; and (iii)

neither Parent nor any of its Subsidiaries has received written notice of the intention of any counterparty to a Parent Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.
5.17Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.18Brokers. Except for the fees and expenses payable to BofA Securities, Inc. and Mizuho | Greenhill, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.19State Takeover Statute. The Parent Board has taken all action necessary, if any, to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL, and to the extent applicable to Parent, any other Takeover Law.
5.20Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.21Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time beneficially owned, or been an assignee or has otherwise succeeded to the beneficial ownership of, any shares of Company Common Stock or Company Preferred Stock during the last two years.
5.22Business Conduct. Merger Sub was formed on December 12, 2025. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.23Related Party Transactions. As of the date of this Agreement, other than any Employee Benefit Plan of Parent and except as set forth in the Parent SEC Documents, there are no transactions or series of related transactions, Contracts, or arrangements between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.
5.24Parent Status. Parent is not a “foreign person” as that term is defined in 31 C.F.R. § 800.224 and the consummation of the Transactions does not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213.
5.25No Additional Representations.
(a)Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
Article VI
COVENANTS AND AGREEMENTS
6.1Conduct of Company Business Pending the Merger.
(a)The Company agrees that, except as (i) set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.1 within five Business Days after receipt of such request, and after a follow-up request is made by the Company, Parent’s approval shall be deemed granted), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to (1) use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course of business consistent with past practices, and (2) use commercially reasonable efforts to preserve intact its present business organization, to preserve its existing relationships with its key business relationships, vendors and counterparties, and to maintain all Governmental Authorizations, and (B) the Company shall maintain its status as a REIT; provided, however, that no action or omission, as applicable, by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision of Section 6.1(b).
(b)Except (w) as set forth on Schedule 6.1 of the Company Disclosure Letter, (x) as expressly permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.1 within five Business Days after receipt of such request, and after a follow-up request is made by the Company, Parent’s approval shall be deemed granted; provided, however, that with respect to clauses (i), (iii) (with respect to the Company’s Organizational Documents), (vi), (xiii), (xiv), (xv) (with respect to Company Related Party Agreements) and (xvii) below, Parent may withhold, delay or condition its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) dividends or other distributions required by the Organizational Documents of the Company or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice; (3) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (4) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; or (5) without duplication of the amounts described in clauses (1) through (4) above, any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend); (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of the Company or any Subsidiary of the Company or as contemplated by any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (for the avoidance of doubt, including pursuant to the Company ATM Program) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Equity Awards or other awards granted under the Company Equity Plan and outstanding on the date hereof; and (B) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries;
(iv)(A) merge, consolidate, combine or amalgamate with any Person other than another Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (2) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, and (3) acquisitions in the ordinary course of business and pursuant to and in accordance with the Company’s investment guidelines, including the acquisition of any Company Portfolio Securities, whole loans, mortgage servicing rights or other assets or securities permitted under the Company’s investment guidelines, including derivative securities;
(v)sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases, or dispositions of assets or properties made in the ordinary course of business and pursuant to and in accordance with the Company’s investment guidelines, including the sale, lease, or disposition of any Company Portfolio Securities, whole loans, mortgage servicing rights or other assets or securities permitted under the Company’s investment guidelines, including derivative securities, but excluding any bulk sales of Mortgage Servicing Rights;
(vi)adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;
(vii)change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)except (A) if required by Law or (B) if necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes or, except in the ordinary course of business, agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)(A) grant any increases in the compensation payable or to become payable to any of its directors, executive officers or key employees making an annualized base salary of more than $475,000, in excess of 3% in the aggregate, except as required by applicable Law or pursuant to a Company Plan existing as of the date hereof; (B) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, executive officer or key employee making an annualized base salary of more than $475,000; or (C) establish any material Employee Benefit Plan which was not in existence or approved by the Company Board prior to the execution of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder;
(x)other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person, and except for (A) loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, or (C) loans, extensions of credit or advances made in the ordinary course of business by the Company or its Subsidiaries in connection with the origination and servicing of Mortgage Loans;
(xi)other than the settlement of any Transaction Litigation, which remains subject to Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes), unless (A) the settlement of such Proceeding involves the payment of monetary damages not in excess of $500,000 individually or $5,000,000 in the aggregate, in each case, without the imposition of equity relief on, or the admission of wrongdoing by, the Company or its Subsidiaries or (B) such Proceeding relates to loan-level litigation that is otherwise reimbursable to the Company or its Subsidiaries by the applicable investor;
(xii)take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness for borrowed money or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) transactions pursuant to the Company’s master repurchase agreements or indebtedness existing as of the date hereof to finance the purchase price or margin requirements of assets in the ordinary course of the Company’s business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements or indebtedness when due, (C) guarantees by the Company of indebtedness of its Subsidiaries or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any of the Company’s Subsidiaries, which such indebtedness is incurred in compliance with this subsection (xiii), (D) dollar roll financing transactions pursuant to the Company’s master securities forward transactions agreements to finance the purchase price of agency “To Be Announced” agency mortgage-backed securities in the ordinary course of business consistent with past practice, (E) the incurrence of any indebtedness in connection with repurchase agreements entered into in the ordinary course of business, (F) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries in the ordinary course of business for the purpose of fixing or hedging interest rates, or (G) transactions under whole loan financing arrangements, credit facilities and agreements and master repurchase agreements, including those collateralized by mortgage servicing rights or servicing advances, entered into in the ordinary course of business;
(xiv)enter into any new material line of business;
(xv)(A) enter into any Contract that would be a Company Material Contract, except in the ordinary course of business consistent with past practice, or (B) modify, amend, terminate or waive or assign any rights under any Company Material Contract in any material respect, except in the ordinary course of business consistent with past practice; provided, in each case of clause (A) or (B), any Contract for which Parent’s consent would be required pursuant to a clause under this Section 6.1(b), other than this clause (xv), shall be governed by such other clause hereof;
(xvi)make or agree to make any new capital expenditure or expenditures, other than capital expenditures that are not in excess of $2,500,000 in the aggregate;
(xvii)take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(xviii)authorize or enter into any contract or otherwise make any commitment to do any of the foregoing prohibited by this Section 6.1(b) or announce any intention to do the same.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (A) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (B) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (C) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance written notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2Conduct of Parent Business Pending the Merger.
(a)Parent agrees that except as (i) set forth on Schedule 6.2 of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.2 within five Business Days after receipt of such request, and after a follow-up request is made by Parent, the Company’s approval shall be deemed granted), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its businesses in all material respects in the ordinary course and (B) preserve substantially intact its present business organization; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b)Except (w) as set forth on Schedule 6.2 of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.2 within five Business Days after receipt of such request, and after a follow-up request is made by Parent, the Company’s approval shall be deemed granted), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) dividends or distributions required by the Organizational Documents of Parent, Parent Holdings or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice and corresponding distributions by Parent Holdings to holders of its Class B Common Units; or (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent;
(ii)issue or grant any Parent Capital Stock at a price below the per share value of Parent’s net assets as of the date of such issuance or grant, other than issuances of Parent Class A Common Stock or Parent Class B Common Stock upon the exchange of Parent Paired Interests in accordance with the Organizational Documents of Parent and Parent Holdings;
(iii)(A) amend Parent’s Organizational Documents, except for amendments that are immaterial and would not reasonably be expected to adversely affect, impede or delay the consummation of the Transactions or the performance by Parent or Merger Sub of their respective obligations under this Agreement, or (B) solely with respect to any of Parent’s Subsidiaries, adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would adversely affect the consummation of the Transactions;
(iv)(A) merge, consolidate, combine or amalgamate with any Person other than the Company or another Subsidiary of Parent, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any material business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case, if such action would reasonably be expected to materially delay or materially impede Parent’s or Merger Sub’s ability to consummate or finance the Transactions;
(v)sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases or dispositions of assets or properties made in the ordinary course of business (it being understood that sales, leases or dispositions of mortgage backed securities or debt securities made by Parent or any of its Subsidiaries shall be deemed to have been made in the ordinary course of business);
(vi)adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries;
(vii)change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(ix)offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (to the extent such securities of such Subsidiary are convertible into or exchangeable for, or any rights, warrants or options to acquire, any capital stock or equity interests in, Parent), other than: (A) the issuance or delivery of Parent Common Stock upon the vesting, settlement or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees, directors, officers or service providers in the ordinary course of business; and (C) issuances of Parent Class A Common Stock or Parent Class B Common Stock upon the exchange of Parent Paired Interests in accordance with the Organizational Documents of Parent and Parent Holdings; or
(x)agree to take any action that is prohibited by this Section 6.2(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to avoid being required to register as an investment company under the Investment Company Act.
6.3No Solicitation by the Company.
(a)From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately (i) cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal, (ii) terminate all physical and electronic data room or analogous access previously granted to any such Person or its Representatives, (iii) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person or its Representatives, and (iv) cease providing any further information with respect to the Company and its Subsidiaries or any Company Competing Proposal to any such Person or its Representatives.
(b)Except as expressly permitted by this Agreement, at all times from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Subsidiaries and will instruct its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Company Competing Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the business, properties, assets, books or records or any personnel of the Company or its Subsidiaries, to any Person in connection with, or that could reasonably be expected to encourage any Person to make, or result in the making, submission or announcement of, a Company Competing Proposal, (iv) enter or agree to enter into any letter of intent or agreement in principal, or other agreement or understanding contemplating or providing for a Company Competing Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 6.3(d)(ii)) or (v) (A) withdraw, change, modify or qualify, or propose publicly to withdraw, change, modify or qualify, in a manner that could be adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 6.4, (C) approve or adopt, or publicly recommend the approval or adoption of, or publicly propose or announce any intention to approve or adopt, any Company Competing Proposal, (D) in the case of any Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company’s stockholders within 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, (E) if any Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (D)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (x) seven Business Days after Parent so requests in writing or (y) three Business Days prior to the date of the Company Stockholders Meeting (or promptly after public announcement or disclosure of such Company Competing Proposal, if publicly announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting), or (F) publicly declare advisable, or publicly propose to enter into, any letter of intent or agreement in principal, or other agreement or understanding contemplating or providing for a Company Competing Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (v) being referred to as a “Company Change of Recommendation”).
(c)From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company or any of its Subsidiaries or Representatives of any Company Competing Proposal made on or after the date of this Agreement (including, for the avoidance of doubt, any Company Competing Proposal made on or after the date of the Agreement by any Person who had discussions or negotiations heretofore with the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal), any expression of interest, inquiry, proposal or offer by any Person in connection with or that would reasonably be expected to lead to a Company Competing Proposal, or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with or that would reasonably be expected to lead to a Company Competing Proposal, in each case, as promptly as reasonably practicable (and, in any event, within 48 hours thereof), and the Company shall provide, within such 48 hour period, to Parent, subject to confidentiality provisions existing as of the date hereof, a copy of any such Company Competing Proposal made in writing and provided to the Company (or, where no such copy is available, a written summary of the material terms of such Company Competing Proposal). The Company shall also (A) promptly (and in any event within 48 hours after such determination) inform Parent if the Company determines to begin providing information or to engage in discussions or negotiations with any Person concerning a Company Competing Proposal (to the extent permitted pursuant to Section 6.3(d)(iii)) and (B) keep Parent reasonably informed at all times with respect to any material developments regarding any such Company Competing Proposal or any material changes to terms of any such Company Competing Proposal.
(d)Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that (A) none of the Company, the

Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements, and (B) the Company shall inform Parent of any such determination promptly and, in any event, prior to or substantially concurrently with effecting such determination;
(ii)prior to the receipt of the Company Stockholder Approval, engage in the activities or take any action prohibited by Sections 6.3(b)(i), 6.3(b)(ii) and 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal; provided, however, that (A) any non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may not be furnished until the Company receives an Acceptable Confidentiality Agreement from such Person, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;
(iii)prior to the receipt of the Company Stockholder Approval, in response to a Company Competing Proposal, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law, (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c) (the “Notice”), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and (C) the Company shall have allowed Parent not less than three Business Days from the date on which such Notice is given to Parent (the “Notice Period”) to respond to such Notice (including through any proposed revisions to the terms and conditions of this Agreement), and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the expiration of the Notice Period, or (2) if Parent within the Notice Period shall have offered in writing revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; provided, however, that (i) each time any material modifications to the financial terms of a Company Competing Proposal are made, the Company shall be required to give a new notice to Parent, such that the Notice Period set forth in this clause (iii) will commence again (but such Notice Period will be 24 hours after any revised Company Competing Proposal) and the Company will be required again to comply with the requirements of this Section 6.3(d), prior to which the Company may not effect a Company Change of Recommendation or terminate this Agreement, (ii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any revisions to the terms and conditions of this Agreement proposed in writing by Parent and intended to cause the relevant Company Competing Proposal to no longer constitute a Company Superior Proposal, and (iii) the Company Board shall have considered in good faith any proposed revisions to the terms and conditions of this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., Eastern time, on the last day of the Notice Period and shall have determined in good faith that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Proposed Changed Terms were to be given effect and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; and
(iv)prior to the receipt of the Company Stockholder Approval, (A) seek clarification from (but not engage in negotiations or discussions with or provide non-public information to) any Person that has made any proposal or offer solely to clarify and understand the terms and conditions of such proposal or offer to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making a Company Competing Proposal, of the provisions of this Section 6.3; provided, that as promptly as reasonably practicable (and, in any event, within 48 hours thereof) after sending any written communication to such Person, the Company shall deliver to Parent a copy of such written communication.
(e)Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, (i) an Intervening Event has occurred, (ii) prior to taking such action, the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law, (iii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation, including a description of the Intervening Event in reasonable detail), and (iv) the Notice Period shall have expired and either (A) Parent shall not have proposed any revisions to the terms and conditions of this Agreement prior to the expiration of the Notice Period, or (B) if Parent within the Notice Period shall have offered in writing revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not eliminate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ duties under applicable Law.
(f)No Company Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Merger. Notwithstanding anything to the contrary in the foregoing, any action that may be taken by the Company Board under this Section 6.3 may also be taken by a duly constituted committee thereof.
6.4Preparation of Proxy Statement and Registration Statement.
(a)Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement, including any amendments or supplements thereto.
(b)Promptly following the date hereof, the Company and Parent shall cooperate in preparing, and the Company shall file with the SEC the Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting, and the Company and Parent shall cooperate in preparing, and Parent shall file with the SEC the Registration Statement (of which the Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall use commercially reasonable efforts to file with the SEC and disseminate to the Company Stockholders a definitive Proxy Statement as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), prior to filing the Registration Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect to any of the foregoing, each of the Company and Parent (i) will provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) will include in such document or response all comments reasonably proposed by the other, and (iii) will not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation.
(c)Parent and the Company shall each make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated (and the Company will cooperate as may be reasonably requested by Parent in writing in connection therewith).
(d)If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.
6.5Stockholders Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Company Governing Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval to be held as promptly as reasonably practicable following the Registration Statement being declared effective by the SEC (and in any event shall use reasonable best efforts to convene such meeting within 60 days thereof). Except as permitted by Section 6.3, the Company Board shall recommend that the Company Stockholders vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. As reasonably requested by Parent, the Company shall use its commercially reasonable efforts to promptly provide Parent with the requested voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company Stockholders with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the Company (a) shall be required to adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or (ii) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (b) may, and at the request of Parent shall, adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (a)(i) and (a)(ii) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (b) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. In the event of any postponement or adjournment in which there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum or obtain the Company Stockholder Approval, the Company shall use reasonable best efforts to ensure such a quorum and approval at the Company Stockholders Meeting following such postponement or adjournment. Unless there has been a Company Change of Recommendation as permitted by Section 6.3(d)(iii), the Company and Parent shall cooperate in responding, and shall use their reasonable best efforts to respond, as promptly as reasonably practical, to any public statement by any Company Stockholder or any other Person in opposition of the Transactions or otherwise intended to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Governing Documents or in connection with a postponement or adjournment of the Company Stockholders Meeting, as required or permitted hereunder. Unless this Agreement has been terminated in accordance with Article VIII hereof, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation, or by the occurrence or disclosure of any Intervening Event.
6.6Access to Information.
(a)Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company and its Subsidiaries by third parties from time to time, from the date of this Agreement until the earlier of the Effective Time and such time this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries and instruct each of their respective Representatives to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, officers, books and records, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request in writing, in each case, for the purpose of consummating the Transactions; provided that such review shall only be upon reasonable written notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Company or its Subsidiaries to disclose any materials and information to Parent or its Representatives (i) to the extent related to a Company Competing Proposal, Company Change of Recommendation, Company Superior Proposal or Intervening Event (except as otherwise required by the terms of this Agreement) or (ii) if such disclosure would, in the reasonable judgment of the Company, (A) cause competitive harm to Company or its Subsidiaries if the Transactions are not consummated; provided that the Company shall designate such materials and information as “Outside Counsel Only Material” and shall only share such material and information with the outside legal counsel of Parent and such material and information will not be disclosed by such outside legal counsel to employees, officers, directors or other independent contractors of Parent unless express written permission is obtained in advance from the source of the materials or its legal counsel, (B) violate applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement; provided that the Company shall use its commercially reasonable efforts to obtain permission or consent of such third party to such disclosure) to which any of the Company or its Subsidiaries is a party, (C) jeopardize any attorney-client or other legal privilege, work product doctrine or similar protection (but the Company shall allow, or shall cause its Subsidiaries to allow, for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or other legal privilege, work product doctrine or similar protection, as applicable) or (D) result in the disclosure of any trade secrets. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.6 to the extent that such access or information is reasonably pertinent to a litigation where the Company or its Subsidiaries, on the one hand, and Parent or its Subsidiaries, on the other hand, are adverse parties. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall be obligated to create, develop, provide access to or otherwise make available any reports, analyses or appraisals (in each case, in any particular format) to the extent such report, analysis or appraisal (in each case, in such format) is not otherwise readily available to the Company or any Subsidiary or in the possession of the Company or any Subsidiary. No investigation or access permitted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6 for any competitive or other purpose unrelated to the consummation of the Transactions. Parent will use its commercially reasonable efforts to minimize any disruption to the respective business of the Company and its Subsidiaries that may result from requests for access under this Section 6.6 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law.
(b)The Confidentiality Agreement, dated as of October 24, 2025, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.
6.7Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, Consents, licenses, orders, registrations and permits necessary or advisable to be obtained from any third party or any Governmental Entity, including the Consents with respect to the Business Permits, in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to this Section 6.7, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Each party shall, in consultation and cooperation with the other parties, as promptly as reasonably practicable from the date hereof (and in any event within 25 Business Days), make its respective filing under the HSR Act.
(b)In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger; provided, that for the avoidance of doubt, the Company shall be the filing party of record and shall have exclusive authority to execute and submit, through any portal, system, platform or channel (including the Nationwide Multistate Licensing System (NMLS)), any filing or other submission that, under applicable Law, guidance or portal/system protocols, must be submitted by the Company. To the extent permitted by applicable Law, each of the parties (i) will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity, and (ii) will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable and permitted by applicable Law, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c)Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Affiliates to, use its and their reasonable best efforts, and promptly take any and all steps necessary, to avoid or eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity so as to enable the parties to expeditiously consummate the Transactions, and in any event prior to the End Date, including: (i) proposing, negotiating, agreeing, accepting the imposition of, committing to and effecting, by consent decree, hold separate orders or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to Parent’s or its Affiliates’ ability to own or operate any assets, contracts, properties or businesses, including any Subsidiary of the Company or the equity interests thereof; (ii) in the event that any Governmental Order by or with any Governmental Entity is entered or becomes reasonably foreseeable to be entered that would make consummation of the Transactions illegal, challenging the granting of any Consent or that would otherwise prevent or delay consummation of the Transactions as violative of any Competition/Foreign Investment Law (including the filing of a complaint to prevent the consummation of the Transactions or the granting of any Consent), taking any and all steps (including the posting of a bond, commencement, contesting and defending any Proceedings challenging this Agreement, the granting of any Consent or the consummation of the Transactions, or the taking of the steps contemplated by clause (i) above) necessary to vacate, modify or suspend such Governmental Order; (iii) offering to take or offering to commit to take any action which it is capable of taking, and if the offer is accepted, taking or committing to take, such actions as are necessary, whether or not such actions limit or modify Parent’s or its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the business of the Company; and (iv) to the extent required by, or reasonably requested by, any Governmental Entity as a condition to, or to expedite the grant of, any Consent with respect to the Business Permits or otherwise, investigating, addressing, remediating, curing or otherwise resolving, to the reasonable satisfaction of such Governmental Entity, any unresolved examination or supervisory findings or directives, in each case relating to Permits of Parent or any of its Affiliates and whether or not such matters arise from or relate to Permits directly implicated by the Transactions (the actions referred to in clauses (i) through (iv), collectively, the “Remedial Actions”); provided that none of Parent or any of its Affiliates shall be required to propose, negotiate, offer to commit to, commit to or effect any Remedial Action that would in the aggregate result in, or be reasonably likely to result in, an adverse effect that is more than immaterial on the financial condition, business, assets or continuing results of operations of Parent and its Affiliates and Subsidiaries, or the Company and its Subsidiaries, in each case, taken as a whole, at or after the Effective Time.
(d)The parties shall cooperate with each other and work in good faith to develop the strategy relating to any Remedial Actions and in connection with the process of effecting (including negotiating or committing to effect) any Remedial Actions, including any divestiture process and any communications with potential divestiture buyers relating thereto. Parent shall provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose approval or consent is sought in connection with the Transactions.
(e)At any time prior to the Effective Time, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, enter into or consummate any transaction, agreement, arrangement or acquisition of any ownership interest, rights or assets of any Person that would reasonably be expected to prevent or delay Parent or the Company from obtaining any required Consents, or to prevent expiration of the waiting period, under the HSR Act, the Business Permits or any other Competition/Foreign Investment Law applicable to the Transactions, in each case prior to the End Date.

(f)In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall be obligated to pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person.
(g)Parent shall be solely responsible for and pay all costs incurred in connection with obtaining any consents or approvals of the type described in this Section 6.7.
6.8Employee Matters.
(a)Parent shall cause each individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) to be provided with (i) for a period of one year following the Closing Date, base compensation (salary or wages, as applicable), and as applicable, annual bonus and incentive compensation opportunities (including the value of equity-based compensation) that are no less favorable, in each respect, than those in effect for such Company Employee immediately prior to the Closing Date and (ii) from the Closing Date through the end of the calendar year in which the Closing Date occurs, employee benefits (including retirement plan participation but, for the avoidance of doubt, excluding severance benefits and supplemental pay, except as provided under Section 6.8(e) below) that are no less favorable than those in effect for such Company Employee immediately prior to the Closing Date, which employee benefits shall continue to be provided through the applicable Company Plans pursuant to which such benefits are provided immediately prior to the Closing Date (such Company Plans, the “Company Employee Benefit Plans”), and Parent shall cause such Company Employee Benefit Plans to remain in effect during such period.
(b)From and after the Effective Time, as applicable, the Company Employees shall be given credit for all purposes under the Company Employee Benefit Plans (other than to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, including vesting, eligibility and level of benefit purposes, to the same extent and for the same purposes that such service was taken into account under the applicable Company Employee Benefit Plan immediately prior to the Closing Date.
(c)From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Company Employee Benefit Plan, to the same extent such conditions, periods or requirements had been satisfied or waived under the applicable Company Employee Benefit Plan immediately prior to the Closing Date, and (ii) credit the expenses of any Company Employee that were credited toward applicable deductibles and annual out-of-pocket limits under the applicable Company Employee Benefit Plan for the plan year in which the Closing Date occurs against satisfaction of any deductibles or out-of-pocket limits under such Company Employee Benefit Plan for the plan year in which the Closing Date occurs.
(d)For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent, the Surviving Company or one of its Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Company Employee as of the Closing Date for the calendar year in which the Closing Date occurs.

(e)If a Company Employee’s employment with the Company is terminated in connection with the Transactions or a Company Employee’s employment with Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) is terminated during the period commencing on the Closing Date and ending on the 12-month anniversary of the Closing Date by Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) without cause, Parent shall provide, or cause to be provided, to such Company Employee the severance benefits that are set forth in Schedule 6.8(e) of the Company Disclosure Letter, and, to the extent applicable, the amount of such severance benefits shall be calculated taking into account the Company Employee’s period of employment with the Company and its Affiliates (and their predecessors) prior to the Closing and with Parent or its Affiliates on and after the Closing. For the avoidance of doubt, with respect to Company Employees covered by the Severance Plan, Parent agrees that it will (or will cause the Surviving Company to) honor the terms of the Severance Plan.
(f)To the extent any bonus amounts under any cash bonus, sales and other incentive plans of the Company and its Subsidiaries (the “Bonus Amounts”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Company, as applicable, will cause all such Bonus Amounts to be calculated in accordance with such cash bonus, sales and other incentive plans and paid in the ordinary course of business to the eligible Company Employees. Parent and the Surviving Company, as applicable, will cause all Bonus Amounts with respect to the performance period in which the Closing occurs to be calculated and paid to the eligible employees of the Company and its Subsidiaries; provided, however, that (i) such Bonus Amounts will be calculated at the greater of the target or actual level of performance as of the Closing Date (prorated for the portion of the performance period completed), and such Bonus Amounts will be paid at the time at which the Company would ordinarily pay such Bonus Amounts for the year in which the Closing Date occurs, (ii) payment of any Bonus Amounts in accordance with this Section 6.8(f) will in no way be interpreted or construed to limit or replace any amounts to which a Company Employee may be entitled pursuant to a Company Employee Benefit Plan in connection with such Company Employee’s termination of employment or services, and (iii) with respect to any such Bonus Amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted under the terms of such cash bonus, sales or other incentive plan that will not trigger a Tax or penalty under Section 409A of the Code.
(g)Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.8 are for the sole benefit of the parties, and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement. Nothing in this Section 6.8 or elsewhere in this Agreement will be construed to create a right in any Person to employment with Parent, the Surviving Company or any other Affiliate of the Surviving Company.
6.9Indemnification; Directors’ and Officers’ Insurance.
(a)Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company), for a period of six years from and after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Persons, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Company shall use their best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.9, upon learning of any such Proceeding, shall notify the Surviving Company (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.9 except to the extent such failure materially prejudices such party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or the Surviving Company under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or the Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, the Surviving Company or the Indemnified Person within the last three years.
(b)For a period of six years from the Effective Time (except to the extent that the relevant document provides for an earlier termination), Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would adversely affect, or manage the Surviving Company or its Subsidiaries with the intent to or in a manner that would adversely affect, the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c)Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder; provided that, notwithstanding anything to the contrary contained herein, prior to Parent and/or the Surviving Company advancing any such amounts to an Indemnified Person, such Indemnified Person shall agree in advance to return any amounts advanced by Parent and/or the Surviving Company pursuant to this Section 6.9(c) promptly upon a final, non-appealable determination by a court of competent jurisdiction that such Indemnified Person was not entitled to such indemnification.
(d)Parent shall cause the Surviving Company to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s past and current directors and officers an insurance and indemnification policy that provides coverage for any acts, omissions or events occurring or alleged to have occurred at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Cap Amount”); provided, further, that if the cost of the D&O Insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall obtain the most advantageous policy obtainable for the Cap Amount.
(e)In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9 and their respective heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Company Governing Documents or any Organizational Documents of the Company’s Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9. The rights and obligations under this Section 6.9 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Person without the written consent of such Indemnified Person.
6.10Agreement to Defend; Stockholder Litigation. Each party shall provide the other party prompt written notice of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against their respective directors or officers or against such party or any of its Subsidiaries, in each case, relating to the Merger, this Agreement or any of the Transactions (collectively, the “Transaction Litigation”). Subject to the duties of the Company Board and Parent Board, as applicable, under applicable Law, each party shall give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Competing Proposal.

6.11Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; or (b) in the case of the Company, it deems it necessary to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Competing Proposal or a Company Change of Recommendation; provided, however, each party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.11.
6.12Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent when due, whether levied on Parent or any other Person, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Parent shall reimburse, indemnify, defend and hold harmless against liability such other Persons for any such Transfer Taxes. The parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
6.14Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, in each case, as permitted by applicable Law (a) of any written notice or other written communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Proceeding commenced or, to any party’s Knowledge, threatened in writing against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (c) upon such party obtaining Knowledge of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.
6.15Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Equity Securities of the Company (including derivative securities) and acquisitions of Equity Securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.16Listing Application. Parent shall take all action necessary to cause the Parent Common Stock and the Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.17Tax Matters. The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and 7.2(e) and Section 7.3(d), respectively. Provided that the opinions of counsel described in Sections 7.2(e) and 7.3(d) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
6.18Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.19Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
6.20Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
6.21Convertible Notes and Senior Notes Outstanding.
(a)If the Closing Date occurs before January 15, 2026, on the Closing Date, Parent and the Company shall, as and to the extent required by the Convertible Notes Indenture or the Convertible Notes, execute, and use commercially reasonable efforts to cause the trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such Persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company and Parent shall use commercially reasonable efforts to prepare and deliver all notices and other documents, and take all other actions, in each case as required under the terms of the Convertible Notes or the Convertible Notes Indenture (or in each case as required by applicable Law with respect to the Convertible Notes or the Convertible Notes Indenture), including the giving of any notices that may be required thereunder in connection with the

Merger and the Company will provide copies of substantially complete drafts of such notice or other document to Parent within a reasonable time prior to delivering any such notice or other document and shall reasonably consider all comments provided by Parent with respect thereto. After the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, comply with its obligations (including any conversion or repurchase obligations) under the Convertible Notes Indentures and the Convertible Notes. Notwithstanding anything to the contrary in this Section 6.21(a), nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the Convertible Notes Indenture) under the Convertible Notes Indenture and settle conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture.
(b)On the Closing Date, Parent and the Company shall, as and to the extent required by the Senior Notes Indenture or the Senior Notes, execute, and use commercially reasonable efforts to cause the trustee to execute, any supplemental indenture(s) required by the Senior Notes Indenture and deliver any certificates and other documents required by the Senior Notes Indenture to be delivered by such Persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company and Parent shall use commercially reasonable efforts to prepare and deliver all notices and other documents, and take all other actions, in each case as required under the terms of the Senior Notes or the Senior Notes Indenture (or in each case as required by applicable Law with respect to the Senior Notes or the Senior Notes Indenture), including the giving of any notices that may be required thereunder in connection with the Merger and the Company will provide copies of substantially complete drafts of such notice or other document to Parent within a reasonable time prior to delivering any such notice or other document and shall reasonably consider all comments provided by Parent with respect thereto. After the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, comply with its obligations (including any repurchase obligations) under the Senior Notes Indentures and the Senior Notes. Notwithstanding anything to the contrary in this Section 6.21(b), nothing herein shall require the Company to make any offer to repurchase with respect to the Senior Notes in connection with the Merger prior to the occurrence of the Effective Time.
6.22Financing Activities. From the date of this Agreement until the earlier of the Effective Time and such time as this Agreement is terminated in accordance with Article VIII, the Company shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives such reasonable, customary and necessary cooperation as may be reasonably requested by Parent and its Representatives from time to time solely to seek customary amendments, consents, modifications, assignments, novations, refinancings and other mutually acceptable arrangements to permit the existing lending facilities of the Company or its Subsidiaries to remain available to Parent and its Subsidiaries upon and after the occurrence of the Closing; provided that in connection with the cooperation contemplated by this Section 6.22, the Company and its Subsidiaries need not agree to any action effective prior to, and not conditioned on the occurrence of, the Closing.
Article VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a)Constituent Approval. The Company Stockholder Approval shall have been obtained.
(b)No Injunctions. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity having jurisdiction over any party after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.
(c)Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(d)Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
7.2Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.1(a) (Organization, Standing and Power), Section 4.3(a) and Section 4.3(b)(i) (Authority; No Violations; Approvals), Section 4.6(a) (Absence of Certain Changes or Events), Section 4.19 (Opinion of Financial Advisor) and Section 4.20 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all but de minimis respects only as of such date), and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)Compliance Certificate. Parent shall have received a certificate of the Company signed by an officer of the Company, dated as of the Closing Date, confirming that the conditions in Sections 7.2(a), 7.2(b) and 7.2(f) have been satisfied.
(d)REIT Opinion. Parent shall have received a written opinion of Sidley Austin LLP (or other nationally recognized REIT counsel reasonably acceptable to Parent and the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31,

2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and proposed method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualification and based on customary representations contained in an officer’s certificate executed by the Company.
(e)Section 368 Opinion. Parent shall have received an opinion from Greenberg Traurig, LLP (or other counsel reasonably satisfactory to Parent and the Company), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.
(g)Business Permit Consents. Each of the Consents with respect to the Business Permits shall have been obtained.
7.3Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1(a) (Organization, Standing and Power), Section 5.3(a) and Section 5.3(b)(i) (Authority; No Violations; Approvals), Section 5.6(a) (Absence of Certain Changes or Events) and Section 5.18 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all but de minimis respects only as of such date), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)Compliance Certificate. The Company shall have received a certificate of Parent signed by an officer of Parent, dated as of the Closing Date, confirming that the conditions in Sections 7.3(a), 7.3(b) and 7.3(f) have been satisfied.

(d)Section 368 Opinion. The Company shall have received an opinion from Sidley Austin LLP (or other counsel reasonably satisfactory to Parent and the Company, which the parties agree shall include Jones Day for purposes of this Section 7.3(d)), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(e)Listing; Classification. The shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Parent Series A Preferred Stock Certificate of Designations, the Parent Series B Preferred Stock Certificate of Designations and the Parent Series C Preferred Stock Certificate of Designations shall have been filed with and accepted for record by the Delaware Secretary.
(f)Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.
7.4Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
Article VIII
TERMINATION
8.1Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval has been obtained:
(a)by mutual written consent of the Company and Parent;
(b)by either the Company or Parent:
(i)if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii)if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on the date that is 12 months after the date of this Agreement (such date being the “End Date”); provided, that if (A) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 7.1(c) or Section 7.2(g)  and (B) all other conditions in Article VII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date will be automatically extended to the date that is 15 months after the date of this Agreement (and all references to the End Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach or inaccuracy and the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv)if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting;
(c)by Parent:
(i)prior to the time the Company Stockholder Approval is obtained, if (A) the Company Board shall have effected a Company Change of Recommendation pursuant to and in accordance with Section 6.3(d)(iii) or (B) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to a Company Competing Proposal, excluding for the avoidance of doubt, the entry into any Acceptable Confidentiality Agreement; or
(ii)prior to the time the Company Stockholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation; or
(d)by the Company,
(i)in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(a) and the Company has complied in all material respects with all of its obligations under Section 6.3(b)(iii) in respect of such Company Superior Proposal.
8.2Notice of Termination; Effect of Termination.
(a)A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Article I and Article IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a willful breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

8.3Termination Fee.
(a)If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three Business Days after notice of termination of this Agreement; or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.
(b)If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), (ii) a Company Competing Proposal shall have been publicly disclosed and not publicly withdrawn prior to the date of the Company Stockholder Meeting, and (iii) within 12 months after the date of such termination (A) any Company Competing Proposal is consummated or (B) the Company enters into a definitive agreement with respect to such Company Competing Proposal and subsequently consummates such Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with the consummation of such Company Competing Proposal. For purposes of this Section 8.3(b), any reference in the definition of Company Competing Proposal to 25% shall be deemed replaced with references to 50% and references to 75% shall be deemed to be replaced with references to 50%.
(c)The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything herein to the contrary, the parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions (including the Merger) or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions (including the Merger) or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 9.11 and the monetary remedies set forth in Section 8.1(d) and this Section 8.3; provided, however, that under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Company Termination Fee. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or different times and the occurrence of different events.

Article IX
GENERAL PROVISIONS
9.1Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.
9.2Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Sections 6.6(b), 6.8 and 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
9.3Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (without receipt of a delivery failure message); or (c) if transmitted by national overnight courier, in each case as addressed as follows:
(i)if to Parent or Merger Sub, to:
UWM Holdings Corp.
585 South Boulevard East
Pontiac, Michigan 48341
Attention: Adam Wolfe
E-mail:     awolfe@uwm.com
with required copies to (which copies shall not constitute notice):
Greenberg Traurig, P.A.
401 East Las Olas Boulevard
Fort Lauderdale, FL 33301
Attention:    Kara L. MacCullough
E-mail:     macculloughk@gtlaw.com

and
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:     Doron Lipshitz
    Dmitriy A. Tartakovskiy
Email:     Doron.Lipshitz@gtlaw.com
    tartakovskiyd@gtlaw.com

(ii)if to the Company, to:
Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900

St. Louis Park, MN 55416
Attention:     Rebecca B. Sandberg
E-mail:     rebecca.sandberg@twoharborsinvestment.com
with a required copy to (which copy shall not constitute notice):
Jones Day
250 Vesey Street
New York, NY 10281
Attention:     Braden McCurrach
    Jared Hasson
Email:     bmccurrach@jonesday.com
    jhasson@jonesday.com

9.4Rules of Construction.
(a)Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(e)In this Agreement, including the Company Disclosure Letter and Parent Disclosure Letter, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time; (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Each reference to the Effective Time shall be deemed to be followed by the words “(if any).” Unless otherwise specified, the words “provided,” “furnished,” “made available to” or “delivered to” Parent or Merger Sub (or words of similar import) include (x) the documents posted to the “Cognac” virtual data room maintained and hosted on behalf of the Company by Datasite and viewable to Parent and Merger Sub, in each case, at least one Business Day prior to the execution of this Agreement or (y) the documents that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the execution of this Agreement.
9.5Counterparts. This Agreement may be executed in two or more counterparts, including via email in “portable document format” (.pdf) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6Entire Agreement; Third Party Beneficiaries.
(a)This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Company Preferred Stock to receive the applicable Merger Consideration) and Sections 6.8 and 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s willful breach of this Agreement or intentional fraud, then the Company Stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that, to the fullest extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company Stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
9.7Governing Law; Venue; Waiver of Jury Trial.
(a)THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND, NORTHERN DIVISION, AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL

CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY AGREES, WITH RESPECT TO ANY ACTION OR PROCEEDING FILED IN ANY MARYLAND STATE COURT THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, TO JOINTLY REQUEST AN ASSIGNMENT TO THE MARYLAND BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.
9.9Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company, and (b) any director, officer, employee, representative or agent of the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

9.11Remedies; Specific Performance.
(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.13Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the Merger by the Company Stockholders, but, after any such approval, no amendment shall be made which by Law would require the further approval by the Company Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.14Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

UWM HOLDINGS CORP.

By:	/s/ Adam Wolfe
Name:	Adam Wolfe
Title:	Executive Vice President, Chief Legal Officer and Chief Administrative Officer

UWM ACQUISITIONS 1, LLC

By:	/s/ Adam Wolfe
Name:	Adam Wolfe
Title:	Secretary

    [Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TWO HARBORS INVESTMENT CORP.

By:	/s/ William Greenberg
Name:	William Greenberg
Title:	President and Chief Executive Officer

    [Signature Page to Agreement and Plan of Merger]